Exhibit 16.1

April 26, 2023

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements included under Item 4.01 in the Form 8-K, dated April 26, 2023 of RocketFuel Blockchain, Inc., and agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,